Exhibit 4.18

SIDE LETTER

July 7, 2022

This letter agreement ("**Side Letter**") is entered into by and between NeurAxis, Inc., formerly Innovative Health Solutions, Inc. (the "**Company**"), and Brian P. Hannasch ("**Hannasch**") as of the date written above. Reference is made to that certain Investor Rights Agreement by and between the Company and Hannasch, dated September 6, 2019 (the "**Investor Rights Agreement**"). Capitalized terms not defined herein shall have, unless otherwise indicated, the meanings ascribed to such terms in the Investor Rights Agreement.

The Company plans to file a registration statement on Form S-1 (the "**Registration Statement**") with the U.S. Securities and Exchange Commission (the "**SEC**") relating to the offering of the Company's shares of its common stock in connection with a firm commitment underwritten initial public offering (the "**IPO**").

Pursuant to the Investor Rights Agreement, Hannasch is entitled to certain information and observer rights, inspection rights, right of first offer, and blocking rights (collectively, "**Rights**"). To induce investors to invest in the IPO and to facilitate the listing of the Company's common stock on the Nasdaq Capital Market in connection with the proposed IPO, Hannasch hereby agrees to relinquish his Rights immediately upon the SEC declaring the Registration Statement effective, and at such time the Registration Statement is declared effective, the Investor Rights Agreement will terminate and have no further force or effect.

Hannasch further consents and acknowledges that, in accordance with SEC rules and regulations, (i) Hannasch will be named as a beneficial owner of 5% or more of the Company's common stock in the Registration Statement, (ii) the material terms of the Investors Rights Agreement and this Side Letter will be described in the Registration Statement, and (iii) the Investors Rights Agreement and this Side Letter will be filed as exhibits to the Registration Statement.

This Side Letter may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

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Notwithstanding the foregoing, this Side Letter will terminate if the Registration Statement has not been declared effective on or before March 31, 2023.

The parties hereto have executed this Side Letter as of the date first set forth above.

Sincerely,

NeurAxis, Inc.

By: /s/ Brian Carrico
Name: Brian Carrico
Title: Chief Executive Officer

Brian P. Hannasch

/s/ Brian P. Hannasch